Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND

FISCAL YEAR 2013 OPERATING RESULTS AND SEPTEMBER SALES RESULTS

ISSAQUAH, Wash., October 9, 2013 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the 16-week fourth quarter and the 52-week fiscal year 2013 ended September 1, 2013, and its September sales results for the five weeks ended October 6, 2013.

Net sales for the 16-week fourth quarter were $31.77 billion, an increase of one percent from $31.52 billion in the 17-week fourth quarter of fiscal 2012 ended September 2, 2012. Net sales for the 52-week fiscal year 2013 were $102.87 billion, an increase of six percent from $97.06 billion in the prior 53-week fiscal year.

Comparable sales were as follows:

	16 Weeks	52 Weeks
U.S.	5%	6%
International	4%	6%
Total Company	5%	6%

For the 16-week period, changes in foreign exchange rates had a negative impact on comparable sales. Excluding this impact, comparable sales were as follows:

	16 Weeks	52 Weeks
U.S.	5%	6%
International	7%	6%
Total Company	5%	6%

Net income for the fourth quarter of fiscal 2013 was $617 million, or $1.40 per diluted share, compared to $609 million, or $1.39 per diluted share, during the fourth quarter of fiscal 2012.

Net income for fiscal 2013 was $2.04 billion, or $4.63 per diluted share, compared to $1.71 billion, or $3.89 per diluted share, in fiscal year 2012. Net income for fiscal 2013 was positively impacted by a second quarter $62 million ($.14 per diluted share) tax benefit in connection with the portion of the special cash dividend paid in December 2012 to the Company 401(k) plan participants.

For the five-week reporting month of September, ended October 6, 2013, the Company reported net sales of $9.86 billion, an increase of six percent from $9.33 billion during the similar five-week period last year.

News from

Comparable sales for the five-week period ended October 6, 2013, were as follows:

5 Weeks
U.S.	4%
International	0%
Total Company	3%

Comparable sales for the five-week period, excluding negative impacts from gasoline price deflation and foreign exchange, were as follows:

5 Weeks
U.S.	5%
International	6%
Total Company	5%

Costco currently operates 638 warehouses, including 454 in the United States and Puerto Rico, 85 in Canada, 34 in Mexico, 25 in the United Kingdom, 18 in Japan, 10 in Taiwan, nine in Korea, and three in Australia. The Company plans to open up to an additional 11 new warehouses before the end of calendar year 2013. Costco also operates electronic commerce web sites, at www.costco.com (U.S.), www.costco.ca (Canada), and www.costco.co.uk (United Kingdom).

A conference call to discuss these fiscal 2013 fourth quarter and year-end operating results and September sales is scheduled for 7:00 a.m. (PT) today, October 9, 2013, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, amounts expected to be spent on expansion plans, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended	17 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	September 1, 2013	September 2, 2012	September 1, 2013	September 2, 2012
REVENUE
Net sales	$31,771	$31,524	$102,870	$97,062
Membership fees	716	694	2,286	2,075

Total revenue	32,487	32,218	105,156	99,137
OPERATING EXPENSES
Merchandise costs	28,418	28,210	91,948	86,823
Selling, general and administrative	3,098	3,044	10,104	9,518
Preopening expenses	17	15	51	37

Operating income	954	949	3,053	2,759
OTHER INCOME (EXPENSE)
Interest expense	(36)	(22)	(99)	(95)
Interest income and other, net	36	38	97	103

INCOME BEFORE INCOME TAXES	954	965	3,051	2,767
Provision for income taxes	332	343	990	1,000

Net income including noncontrolling interests	622	622	2,061	1,767
Net income attributable to noncontrolling interests	(5)	(13)	(22)	(58)

NET INCOME ATTRIBUTABLE TO COSTCO	$617	$609	$2,039	$1,709

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.41	$1.41	$4.68	$3.94

Diluted	$1.40	$1.39	$4.63	$3.89

Shares used in calculation (000’s)
Basic	436,752	432,437	435,741	433,620
Diluted	441,907	438,344	440,512	439,373
Cash dividends declared per common share	$0.31	$0.55	$8.17	$1.03

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	September 1, 2013	September 2, 2012
ASSETS
Cash and cash equivalents	$4,644	$3,528
Short-term investments	1,480	1,326
Receivables, net	1,201	1,026
Merchandise inventories	7,894	7,096
Deferred income taxes and other current assets	621	550

Total current assets	15,840	13,526
Property and equipment, net	13,881	12,961
Other assets	562	653

TOTAL ASSETS	$30,283	$27,140

LIABILITIES AND EQUITY
Accounts payable	$7,872	7,303
Accrued salaries and benefits	2,037	1,832
Other current liabilities	2,181	2,024
Deferred membership fees	1,167	1,101

Total current liabilities	13,257	12,260
Long-term debt, excluding current portion	4,998	1,381
Deferred income taxes and other liabilities	1,016	981

Total liabilities	19,271	14,622

Total Costco stockholders’ equity	10,833	12,361
Noncontrolling interests	179	157

Total equity	11,012	12,518

TOTAL LIABILITIES AND EQUITY	$30,283	$27,140

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